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                                                                    Exhibit 10.2

                     AGREEMENT OF PURCHASE AND SALE OF STOCK

                                 April 21, 2000

         THIS AGREEMENT OF PURCHASE AND SALE OF STOCK (this "AGREEMENT"), is dated as of the date set forth above, and is made and entered into by and among the Pathways Group, Inc., a Delaware corporation ("Pathways"); Monte Strohl, Jay Potts and Gary Baker (collectively referred to herein as "Shareholders"); MS Digital, Inc., a Washington corporation, ("Corporation").

                                    RECITALS

         A. Shareholders have represented they own all the outstanding stock of Corporation.

         B. Pathways desires to purchase from Shareholders, and Shareholders desires to sell to Pathways, all the outstanding stock of Corporation (the "Shares") in exchange for Pathways Common Stock (as defined in
Section 4.3 below) in a stock for stock transaction intended to qualify as a tax-free reorganization under the Code (as defined in Section 1.4 below).

         C. Boards of Directors of Pathways and Corporation (collectively, the "Constituent Corporations") and the Shareholders deem it advisable and in the best interests of the Constituent Corporations and in the best interests of the shareholders of the Constituent Corporations that Pathways purchase all the outstanding stock of Corporation from Shareholders.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this agreement, Pathways, Shareholders and Corporation hereby agree as follows:

         1. DEFINITIONS. The following terms when used herein have the meanings set forth below:

                  1.1 "AFFILIATE" has the meaning set forth in the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                  1.2 "CLOSING" and "CLOSING DATE" have the respective meanings set forth in SECTION 8.

                  1.3      "COBRA" has the meaning set forth in SECTION 3.11(c).

                  1.4 "CODE" means the Internal Revenue Code of 1986, as amended.

                  1.5      "DOL" has the meaning set forth in SECTION 3.11(b).

                  1.6 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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                  1.7      "ERISA AFFILIATE" has the meaning set forth in
                           SECTION 3.11(a).

                  1.8 "ENCUMBRANCES" means, with respect to an item, claims, liabilities, liens, pledges, mortgages, restrictions, options, charges and encumbrances of any kind, whether accrued, absolute, contingent or otherwise, affecting that item.

                  1.9 "GAAP" means generally accepted accounting principles, consistently applied.

                  1.10 "GOVERNMENT CONTRACT PARTY" means any independent or executive agency, division, subdivision, audit group, or procuring office of the federal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

                  1.11 "GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or agency, domestic or foreign.

                  1.12     "IRS" has the meaning set forth in SECTION 3.11(b).

                  1.13 "LICENSED INTELLECTUAL PROPERTY" has the meaning set forth in Section 3.10(a).

                  1.14 "MATERIAL ADVERSE EFFECT" with respect to an entity means a material adverse effect on the business, assets (including intangible assets), financial condition, or results of operations of such entity and its Subsidiaries, taken as a whole.

                  1.15 "SUBSIDIARY" means, with respect to any parent corporation or other entity, a corporation or other entity in which a percentage of its voting securities sufficient to elect at least a majority of the Board of Directors or other managers is owned or otherwise controlled, directly or indirectly, by such parent corporation or other entity.

                  1.16 "TAX" means all federal, state, local and foreign income, property, employment, sales, use, license, payroll, occupation, franchise, occupation, recording, value added, transfer, excise and other taxes, fees, levies or assessments of any nature whatsoever (whether payable directly or by withholding) and, with respect to such tax, any estimated tax, interest, penalties and additions and related charges of Governmental Entities.

         2.       PURCHASE AND SALE OF STOCK.


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

         2.1 TAX-FREE REORGANIZATION. Shareholders and Pathways adopt this Agreement as a plan of reorganization under Code Section 368(a)(1)(B).

         2.2 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Shareholders will transfer and convey the Shares to Pathways, and Pathways will acquire the Shares from Shareholders.

         2.3. CONSIDERATION AT CLOSING. As full payment for the transfer of the Shares by Shareholders to Pathways, in accordance with the provisions of
Section 8 (Closing provisions), Pathways must deliver the following:.

                  2.3.1. On the Closing Date or as expeditiously as reasonably possible, the number of shares of Pathways Common Stock, having a par value of $0.01 per share, determined by dividing the market price of Pathways Common Stock into One-Million Five Hundred Thousand Dollars ($1,500,000.00). The market price for the shares of Pathways Common Stock for this purpose will be the closing price for such stock on the NASDAQ Stock Exchange on the day immediately preceding the Closing Date ("Closing Date Market Price"). These shares shall be allocated to the Shareholders as follows:

                  (a) Monte Strohl shall receive the number of shares of Pathways Common Stock determined by dividing the Closing Date Market Price of Pathways Common Stock into One Million Twenty Thousand Dollars ($1,020,000.00). Of these shares, the number of shares of Pathways Common Stock determined by dividing the Closing Date Market Price into Eight Hundred Fifty Thousand Dollars ($850,000.00) shall be registered on Form S-3 with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended, as expeditiously as reasonably possible and the remaining number of shares of Pathways Common Stock determined by dividing the Closing Date Market Price into One Hundred Seventy Thousand ($170,000) shall not require the filing of a Form S-3, registration statement or similar document. Pathways will take every reasonable step possible to ensure that the registered shares are filed as soon as possible after Pathways' SEC counsel has received an executed copy of this Agreement. .

                  (b) Jay Potts shall receive the number of shares of Pathways Common Stock determined by dividing the market price of Pathways Common Stock (as determined above) into Four Hundred Fifty Thousand Dollars ($450,000.00). Of these shares, the number of shares of Pathways Common Stock determined by dividing the Closing Date Market Price into One Hundred Thousand Dollars ($100,000.00) shall be registered on Form S-3 with the SEC pursuant to the Securities Act of 1933, as amended, as expeditiously as reasonably possible, and the remaining number shares determined by dividing the Closing Date Market Price into Three Hundred Fifty Thousand Dollars ($350,000.00) shall not require the


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

                           filing of a Form S-3, registration statement or similar document. Pathways will take every reasonable step possible to ensure that the registered shares are filed as soon as possible after Pathways' SEC counsel has received an executed copy of this Agreement.

                  (c) Gary Baker shall receive the number of shares of Pathways Common Stock determined by dividing the market price of Pathways Common Stock (as determined above) into Thirty Thousand Dollars ($30,000.00). None of these shares shall require the filing of a Form S-3, registration statement or similar document..

                  It is understood and agreed that none of the shares to be registered on Form S-3 shall be issued to Shareholders until such time as such registration statement has been declared effective by the SEC.

                  No fractional shares of Pathways Common Stock shall be issued as consideration under this SECTION 2.3 of the Agreement. In the event that such fractional shares result from the calculations described in this SECTION 2.3, the number of shares resulting therefrom shall be rounded down and reduced to the previous whole share.

                  2.3.2 On or before December 1, 2000, Monte Strohl shall receive the following consideration: (i) Pathways may, at the sole option of the Chairman of the Board of Directors of Pathways ("Chairman"), at any time after the Closing Date, issue to Monte Strohl the number of shares of Pathways Common Stock determined by dividing the closing market price on the day immediately preceding the day Pathways decides to issue the stock ("Second Market Price") into One Million Five Hundred Thousand Dollars ($1,500,000.00); or (ii) if Pathways does not exercise its option to issue shares of Pathways Common Stock, then on December 1, 2000, Pathways shall issue to Monte Strohl the number of shares of Pathways Common Stock determined by dividing the closing market price of Pathways' Common Stock on November 30, 2000, into One Million Five Hundred Thousand Dollars ($1,500,000.00). These shares shall not require the filing of a Form S-3, registration statement or similar document.

                  No fractional shares of Pathways Common Stock shall be issued as consideration under this SECTION 2.3 of the Agreement. In the event that such fractional shares result from the calculations described in this SECTION 2.3, the number of shares resulting therefrom shall be rounded down and reduced to the previous whole share.

         2.4 APPRAISAL RIGHTS. If any holders of Corporation capital stock exercise appraisal rights in connection with the share exchange under Washington Law, any shares of Corporation capital stock with respect to which such rights have been duly demanded and perfected ("DISSENTING SHARES") shall not be converted into the right to receive the consideration described in Sections 2.3 but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Washington Law. Corporation shall give Pathways prompt notice of any demand received by Corporation for

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appraisal of or payment for Corporation capital stock, and Pathways shall have the right to participate in all negotiations and proceedings with respect to such demand. Corporation agrees that, except with the prior written consent of Pathways, or as required under Washington Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal or payment. Each holder of Dissenting Shares (a "DISSENTING SHAREHOLDER") who, pursuant to the provisions of Washington Law, becomes entitled to payment of the fair market value of any shares of Corporation capital stock shall receive payment therefor (but only after the fair market value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event that any holder of any shares of Corporation capital stock fails to make an effective demand for payment or otherwise loses his status as a Dissenting Shareholder, Pathways shall, as of the later of the Closing Date of the Agreement or the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of his certificate or certificates representing shares of Corporation capital stock, the Consideration to which such Dissenting Shareholder would have been entitled to under Sections
2.3 of this Agreement.

         2.5 ACCOUNTING TREATMENT. The share exchange contemplated by this Agreement is intended to be treated as a pooling of interest for accounting purposes.

         3. REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES. Except as set forth in the Disclosure Schedule attached hereto as Exhibit A, which refers to the Section of such representations and warranties as are thereby qualified, Corporation and Shareholders ("Selling Parties") represent and warrant to Pathways as set forth below.

         3.1 ORGANIZATION. Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Corporation is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary except where the lack of such qualification or licensing (individually or in the aggregate) would not have a Material Adverse Effect on Corporation. True, correct and complete copies of Corporation's Articles of Incorporation and Bylaws, as in effect on the date hereof and as will be in effect immediately prior to the Closing, have been delivered to Pathways.

         3.2 CAPITALIZATION. The issued and outstanding capital stock of Corporation consists of, and immediately prior to the Closing will consist of 100,000 shares of Corporation's Common Stock. All such issued and outstanding shares have been duly authorized, are validly issued, fully paid and nonassessable and were issued and sold in compliance with all applicable securities laws. As of the date of this Agreement there are no outstanding options to purchase shares of Corporation's Common Stock. Except for the foregoing, there are no outstanding rights, options, warrants, conversion rights or other agreements for the purchase or acquisition from Corporation of any shares of its capital stock or securities convertible into or exchangeable for any shares of such capital stock. There are no preemptive rights to purchase or otherwise acquire any securities of Corporation pursuant to any provisions of law, the Articles of

Incorporation or Bylaws of Corporation, or any agreement to which Corporation is a party or otherwise. There is no voting or stock restriction agreement, proxy or similar agreement to which Corporation is a party. There are no outstanding contractual obligations, commitments, understandings or arrangements of Corporation to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Corporation and, except as contemplated by this Agreement, there are no irrevocable proxies with respect to shares of capital stock of Corporation.

         3.3      POWER, AUTHORIZATION AND VALIDITY.

                  (a) Corporation has the corporate right, power, legal capacity and authority to execute and deliver, and to consummate the transactions contemplated by this Agreement and, subject to such approval of the same by the Corporation's shareholders as may be required by law, to perform its obligations under this Agreement. The execution and delivery of, and the consummation of the transactions contemplated by this Agreement has been duly and validly approved and authorized by the Board of Directors of Corporation and all other necessary corporate action on the part of Corporation, except for approval by Corporation's shareholders.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Corporation in connection with the execution and delivery of, and the consummation by Corporation of the transactions contemplated by, this Agreement, except for the filing of appropriate documents with the relevant authorities of other states in which Corporation is qualified to do business.

                  (c) Upon the execution and delivery of this Agreement by Corporation, this Agreement will constitute a valid and binding obligation of Corporation, enforceable against Corporation in accordance with its terms.

         3.4 NO VIOLATION OF EXISTING AGREEMENTS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, (i) any provision of the Articles of Incorporation or Bylaws of Corporation, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Corporation is a party or by which Corporation or any of its properties or assets is bound or affected, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Corporation or its properties or assets. The consummation of the transactions contemplated by this Agreement will not require the consent of any third party or have a material adverse effect upon any right, license, franchise, lease or agreement.

         3.5 SUBSIDIARIES. Corporation (i) has no Subsidiaries, (ii) does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and (iii) does not control (directly or indirectly) the

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management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

         3.6      FINANCIAL STATEMENTS.

                  (a) Corporation has delivered to Pathways the Corporation's balance sheet for the year ended December 31, 1999, and its statements of operations and statement of cash flows for the fiscal year then ended ("Financial Statements"). Except as expressly set forth in the notes, exhibits or schedules thereto, the Corporation Financial Statements have been prepared in accordance with GAAP and present fairly the financial position of Corporation as of their respective dates and the results of operations, equity transactions and cash flow of Corporation for the periods indicated.

                  (b) Corporation has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against on the Corporation balance sheet included in the Corporation's Financial Statements (the "CORPORATION BALANCE SHEET"), except for those that are not required by GAAP to be included in a balance sheet or the notes thereto. The reserves, if any, reflected on the Corporation Balance Sheet are adequate in light of the contingencies with respect to which they are made.

                  (c) The accounts receivable shown on the Corporation Balance Sheet arose in the ordinary course of business and have been collected, or are reasonably expected to be collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the Corporation Balance Sheet. The accounts receivable of Corporation arising after the date of the Corporation Balance Sheet and before the date of this Agreement are on Section 3.6(c) of the Corporation Disclosure Schedule and arose in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of Corporation. None of such accounts receivable is subject to any valid and material claim of offset or recoupment or counterclaim, and Corporation has no knowledge of any specific facts that would be likely to give rise to any such claim; no material amount of such accounts receivable is contingent upon the performance by Corporation of any obligation; and no agreement for deduction or discount has been made with respect to any such accounts receivable.

                  (d) The inventories shown on the Corporation Balance Sheet, or thereafter acquired by Corporation, consist of items of a quantity and quality usable or salable in the ordinary course of Corporation's business. Changes to the inventories of Corporation arising after the date of the Corporation Balance Sheet and before the date of this Agreement are in Section 3.6(d) of the Corporation Disclosure Schedule. The value at which inventories are carried reflect the inventory valuation policy of Corporation, which is consistent with its past practice and in accordance with GAAP. Due provision has been made on the books of Corporation, consistent with past practices, to provide for all slow-moving, obsolete, or unusable

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inventories at their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

         3.7      TAX MATTERS.

                  (a) Corporation has duly filed all tax returns, reports and estimates required to be filed by it, for all years and periods (and portions thereof) for which any such returns, reports or estimates were due on or prior to the Closing Date. All such returns, reports and estimates, as filed, were complete, correct and accurate in all material respects. All taxes due from Corporation have been paid with respect to years and periods ending on or prior to the Closing Date. Corporation has received no notice of any pending assessments, asserted deficiencies or claims for additional taxes that are payable and have not been paid, except to the extent that they are subject to a bona fide dispute with the relevant taxing authority. The reserves for taxes, if any, reflected on the Corporation Balance Sheet included in the Corporation Financial Statements are adequate and there are no tax liens on any property or asset of Corporation other than liens for taxes not yet due. There have been no examinations of any of Corporation's tax returns or reports by any Governmental Entity. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return or report for any period and no request for such an agreement or waiver is pending.

                  (b) All taxes that Corporation has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been paid to the proper taxing authority.

                  (c) Corporation is not a party to any tax-sharing agreement or similar arrangement with any other party.

                  (d) At no time has Corporation been included in the federal consolidated income tax return of any affiliated group of corporations.

                  (e) Corporation is not obligated to make any "parachute payment," as defined in Section 280G of the Code.

                  (f) Corporation will not be required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code or any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented by Corporation prior to the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by Corporation prior to the Closing Date with any taxing authority with regard to the tax liability of Corporation for any tax period (or portion thereof) ending on or before the Closing Date.

                  (g) Corporation is not under any contractual obligation to pay any tax obligations of any other person, or any tax obligation with respect to any transaction of any other person or to indemnify any other person with respect to any tax.


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

                  (h) Corporation has not at any time filed a consent to the application of Section 341(f)(2) of the Code to any property or assets held, acquired or to be acquired by it, and will not file any such consent before the Closing Date.

         3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, Corporation has conducted its business in the ordinary and usual course and, without limiting the generality of the foregoing, has not:

                  (a) suffered any event or occurrence that has had a Material Adverse Effect on Corporation;

                  (b) suffered any damage, destruction or loss, whether or not covered by insurance, that had a Material Adverse Effect on Corporation;

                  (c) granted any increase in the compensation payable or to become payable by Corporation to its officers or employees;

                  (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

                  (e) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates except as may be required by any modification or change in GAAP;

                  (f) sold, assigned, transferred, or otherwise disposed of any patent, trademark, tradename, brand name, copyright (or pending application for any patent, trademark or copyright), invention, process, know-how, formula or trade secret or interest therein or other intangible asset or licensed any of the foregoing;

                  (g)      suffered any labor dispute;

                  (h) entered into any material commitment or obligation, except with Pathways;

                  (i) incurred any material liability (including, without limitation, any contingent liability with respect to the obligation of others), except in connection with the transactions contemplated by this Agreement;

                  (j) permitted or allowed any of its property or assets to be subjected to any Encumbrance, except in the ordinary course of its business and except for liens of current taxes not yet due;

                  (k) made any capital expenditure or commitment for additions to property, plant or equipment in excess of $10,000 in the aggregate;

                  (l) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates, officers, employees, directors or shareholders or any Affiliate of any of the foregoing, other than salary or benefits to Corporation employees in the ordinary course of business; or

                  (m)      agreed to take any action described in this Section
3.8 or outside of the ordinary course of its business or that would constitute a breach of any of the representations or warranties of Corporation contained in this Agreement.

         3.9      TITLE AND RELATED MATTERS; PROPERTY.

                  (a) Corporation has good and marketable title to all the properties and assets, real and personal, reflected on the Corporation Balance Sheet included in the Corporation Financial Statements or acquired after the date of such Corporation Balance Sheet (except properties and assets sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or property which is leased), free and clear of all Encumbrances, except for purchase money security interests and the lien of current taxes not yet due and payable and Encumbrances which are immaterial in the aggregate. Section 3.9(a) of the Corporation Disclosure Schedule lists all material items of equipment owed or leased by Corporation, and such equipment is
(i) adequate for the conduct of the business of Corporation as currently conducted and as proposed to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

                  (b) All real and personal property leases to which Corporation is a party are valid, binding, enforceable and effective in accordance with their respective terms. There is not any existing default by Corporation under any of such leases or any event of default or event that, with notice or lapse of time or both, would constitute an event of default by Corporation or, to Corporation's knowledge, by any other party to any of such leases which could be expected to have a Material Adverse Effect on Corporation. True, correct and complete copies of each Corporation lease described in this Section 3.9(b) have been provided to Pathways.

         3.10     INTELLECTUAL PROPERTY.

                  (a) Corporation owns, or is licensed (including pursuant to licenses, sublicenses or other agreements, collectively referred to herein as "LICENSED INTELLECTUAL PROPERTY") or otherwise possesses a legal right to use, all (i) issued patents and patent applications, (ii) all trademarks, trade names, service marks and domain names, (iii) copyrights and mask works, and (iv) other processes, formulae, methods, schematics, technology, know-how, inventions (whether or not patentable), computer software programs or applications, tangible or intangible proprietary and confidential information or materials and trade secrets, to the extent any of such rights are material to the conduct of the business of Corporation as currently conducted or as proposed to be conducted (all of which are referred to as the "CORPORATION INTELLECTUAL PROPERTY RIGHTS")

                  (b) Section 3.10(b) of the Corporation Disclosure Schedule contains an accurate and complete list of (i) all patents and patent applications and all trademarks, trade names, service marks and registered copyrights, included in the Corporation Intellectual Property Rights, including the jurisdictions in which each such Corporation Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed,
(ii) all licenses, sublicenses, distribution agreements and other agreements to which Corporation is a party and pursuant to which any person is authorized to use any Corporation Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any products or services of Corporation that have been and are currently being distributed or provided by Corporation, and all products currently under development by Corporation ("Corporation Product") or any adaptation, translation or derivative work based on any Corporation Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which Corporation is a party and pursuant to which Corporation is authorized to use any Licensed Intellectual Property, which is incorporated in or forms a part of any Corporation Product, (iv) all joint development or joint venture agreements to which Corporation is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Corporation has obtained funding for research and development activities.

                  (c) Corporation is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Corporation Intellectual Property Rights or Licensed Intellectual Property.

                  (d) Corporation: (i) has not received notice that it has been sued in any suit, action or proceedings which involves a claim of infringement or misappropriation of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; (ii) has not received any communications alleging that Corporation has violated, or by conducting its business as proposed, would violate any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; (iii) has no reason to believe that the manufacturing, marketing, licensing or sale of any Corporation Product or the provision of services in the course of Corporation's business infringes or misappropriates any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (iv) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Corporation Intellectual Property Rights or Licensed Intellectual Property.

                  (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Corporation Products at any stage of their development (the "CORPORATION COMPONENTS") were written, developed and created solely and exclusively by employees of Corporation without the assistance of any third party or were created by third parties who assigned exclusive ownership of all their rights to Corporation pursuant to valid and enforceable agreements. Each person currently or formerly employed by Corporation (including independent contractors, if any) that has or had access to confidential information of Corporation has executed and delivered to Corporation a confidentiality and non-disclosure agreement substantially in the form previously provided to Pathways. Corporation has at all times used commercially reasonable efforts to treat the Corporation Products and Corporation Components as containing trade secrets and have not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by their release into the public domain. Corporation has taken all reasonable steps that are required to protect Corporation's rights in confidential information and trade secrets of Corporation or provided by any other person to Corporation.

                  (f) Neither the execution and delivery of any such agreement, nor the carrying on of Corporation's business as currently conducted and as currently proposed to be conducted by any such person as an employee, consultant or independent contractor, as the case may be, has conflicted or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

                  (g) To the knowledge of Corporation, no person is infringing or misappropriating any Corporation Intellectual Property Rights.

                  (h)      Each (i) patent, (ii) trademark, (iii) copyright,
(iv) service mark or (v) other Corporation Intellectual Property Right that has been registered, filed, certified or otherwise perfected by recordation with any Governmental Entity ("CORPORATION REGISTERED INTELLECTUAL PROPERTY") is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Corporation Registered Intellectual Property which are due before the Closing have been or will be paid prior to the Closing and all necessary documents and certificates in connection with such Corporation Registered Intellectual Property which are due before the Closing have been or will be filed prior to the Closing with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Corporation Registered Intellectual Property. For each product, technology or service of Corporation that constitutes or includes a copyrightable work, Corporation has registered the copyright in the latest version of such work with the United States Copyright Office. In each case in which Corporation has acquired any Corporation Intellectual Property rights from any person, Corporation has obtained a valid assignment sufficient to irrevocably transfer all rights in such Corporation Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Corporation and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Corporation has recorded each such assignment with the relevant governmental authorities, including the United States Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

                  (i) There are no contracts, licenses or agreements between Corporation and any other person with respect to Corporation Intellectual Property Rights under which there is any dispute known to Corporation regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Corporation.

         3.11     EMPLOYEE BENEFIT PLANS.

                  (a) Section 3.11 of the Corporation Disclosure Schedule lists, with respect to Corporation and any trade or business (whether or not incorporated) which is treated as a single employer with Corporation (an "ERISA AFFILIATE") within the meaning of Section 414(b), (c),

(m) or (o) of the Code, each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, severance, relocation, termination pay, deferred compensation, sabbatical, performance awards, bonus, stock or stock-related awards, fringe benefit, cafeteria benefit, dependent care, including, without limitation, each "employee benefit plan" as defined in Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to by Corporation or any ERISA Affiliate or with respect to which Corporation or any ERISA Affiliate has or may have any liability (collectively, the "CORPORATION EMPLOYEE PLAN(S)"). None of the Corporation Employee Plans promise or provide retiree medical or other retiree welfare benefits to any person. Corporation does not have any plan or commitment to establish any new Corporation Employee Plans or amend any Corporation Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Corporation's Financial Statements, except for such amendments as may be required by law.

                  (b) DOCUMENTS. Except for such items the nondisclosure of which would not have a Material Adverse Effect on Corporation, Corporation has furnished to Pathways true and complete copies of the current documents relating to each of the Corporation Employee Plans, including (without limitation) plan documents, trust documents, the most recent determination or opinion letter issued by the Internal Revenue Service ("IRS"), group annuity contracts, plan amendments that have not yet been incorporated into the current version of a restated plan document, insurance policies or contracts, employee booklets, administrative service agreements, summary plan descriptions, Form 5500 reports filed for the last three plan years, standard COBRA forms and notices, all registration statements and prospectuses, any correspondence or inquiry by the IRS (other than that relating to any determination letter application) or Department of Labor ("DOL"), and any material employee communications relating to any Corporation Employee Plan that is materially inconsistent with the terms of any Corporation Employee Plan.

                  (c) COMPLIANCE. Each Corporation Employee Plan has been administered in accordance with its terms and is in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) in all material respects, and Corporation and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material default under or in violation of and have no knowledge of any material default or violation by any other party to, any of the Corporation Employee Plans. Any Corporation Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Corporation Employee Plan subject to Code Section 401(a). There are no suits, administrative proceedings, including any audit or inquiry by the IRS or DOL, actions or other litigation pending, or to the knowledge of Corporation threatened against or with respect to any Corporation Employee Plan, other than routine claims for benefits and those relating to Qualified Domestic Relations Orders. Corporation and each of its United States subsidiaries have complied in all material respects with the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), or any applicable state continuation coverage requirements, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act and the Cancer Rights Act of 1998.

                  (d) NO TITLE IV OR MULTIEMPLOYER PLAN. Corporation does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any pension plan which is subject to Title IV of ERISA or
Section 412 of the Code. Neither Corporation nor any ERISA Affiliate is a party to, has made or is required to make any contribution to, or otherwise incurred any obligation or liability under any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither Corporation nor any ERISA Affiliate has any actual or potential withdrawal liability for any complete or partial withdrawal from any multiemployer plan.

                  (e) EFFECT OF TRANSACTION. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Corporation to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus) or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by Corporation pursuant to any Corporation Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

         3.12     CONTRACTS.

                  (a) Except as set forth in the Corporation Disclosure Schedule, Corporation is not a party or subject to any agreement, obligation or commitment, written or oral:

                           (i)      that calls for any fixed or contingent
payment or expenditure or any related series of fixed and/or contingent payments or expenditures by or to Corporation totaling more than $10,000 in any year;

                           (ii)     with agents, advisors, salesmen, sales
representatives, independent contractors or consultants that are not cancelable by it on no more than thirty (30) days' notice and without liability, penalty or premium;

                           (iii)    to provide funds to or to make any
investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

                           (iv)     with respect to obligations as guarantor,
surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

                           (v)      for any line of credit, standby financing,
revolving credit or other similar financing arrangement;

                           (vi)     for the sale or lease of any real property
involving more than $10,000 per annum;

                           (vii)    to provide any warranty or indemnity
relating to products or services provided by Corporation, other than any warranties or indemnities contained in Corporation's standard terms and conditions of sale provided to Pathways' legal counsel and warranties implied by law; or

                           (viii)   with any distributor, original equipment
manufacturer, value added remarketer or other person for the distribution of any of the Corporation Products.

                  (b) To Corporation's knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or instrument.

                  (c) Section 3.12(c) of the Corporation Disclosure Schedule lists each vendor that (i) manufactures for or supplies to Corporation any material product or component of any Corporation Product and to which Corporation paid more than $50,000 in 1997, 1998 or 1999, or (ii) is the sole source for any product or component of any Corporation Product.

                  (d) Corporation is not in default under or in breach or violation of, nor, to Corporation's knowledge, is there any valid basis for any claim of default by Corporation under, or breach or violation by Corporation of, any contract, commitment or restriction to which Corporation is a party or by which it or any of its properties or assets is bound or affected, where such defaults, breaches, or violations would, in the aggregate, have a Material Adverse Effect on Corporation. To Corporation's knowledge, no other party is in default under or in breach or violation of, nor, to Corporation's knowledge, is there any valid basis for any claim of default by any other party under, or any breach or violation by any other party of, any contract, commitment, or restriction to which Corporation is a party or by which any of its properties or assets is bound or affected, where such defaults, breaches, or violations would, individually or in the aggregate, have a Material Adverse Effect on Corporation.

         3.13 COMPLIANCE WITH LAW. Corporation possesses all regulatory consents, authorizations, approvals, licenses and permits required by any Governmental Entity in connection with the conduct of all aspects of its business as presently conducted. Corporation has complied with all such consents, authorizations, approvals, licenses and permits and with all applicable laws, regulations and other requirements of each Governmental Entity having jurisdiction over Corporation. Corporation has not received any (i) notification of any asserted present or past failure by Corporation to comply with such laws, rules or regulations, or (ii) written complaint, inquiry or request for information from any Governmental Entity relating thereto.

         3.14 LABOR DIFFICULTIES. To Corporation's knowledge, Corporation is not engaged in any unfair labor practice and is not in violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There are no proceedings pending or, to Corporation's knowledge, reasonably expected or threatened, between Corporation and any of its current or former employees. There are no claims pending or, to Corporation's knowledge, reasonably expected or threatened, against Corporation under any workers' compensation or disability plan or policy. Corporation has provided all employees with all wages, benefits and compensation earned up through the date of this Agreement. There is no unfair labor practice complaint against Corporation pending, or, to Corporation's knowledge, threatened, nor are there any grievances which could form the basis for such a complaint before the National Labor Relations Board. To Corporation's knowledge, (i) the consummation of the transactions contemplated by the Transaction Documents will not have a Material Adverse Effect on its relations with Corporation employees, and (ii) none of the Corporation employees intends to leave its employment, whether as a result of the transactions contemplated by the Transaction Documents or otherwise.

         3.15     CERTAIN TRANSACTIONS.

                  (a) No Affiliate of Corporation has any interest in (i) any material equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the Corporation Intellectual Property Rights, used in connection with or pertaining to the business of Corporation, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the Corporation Products, (iii) any entity that competes with Corporation, or with which Corporation is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which Corporation is a party; PROVIDED, HOWEVER, that no Affiliate of Corporation or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on NASDAQ.

                  (b) Corporation is not a party to any (i) agreement with any officer or other employee of Corporation (x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Corporation in the nature of any of the transactions contemplated by this Agreement, (y) providing any term of employment or compensation guaranty, or (z) providing severance benefits or other benefits after the termination of employment of such officer or other employee regardless of the reason for such termination of employment, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         3.16 EMPLOYEES AND CONSULTANTS. True, correct and complete copies of all written agreements and descriptions of all oral agreements with individual employees and consultants to which Corporation is a party have been delivered to Pathways. The Corporation Disclosure Schedule lists the names of all Corporation employees.

         3.17 INSURANCE. Section 3.17 of the Corporation Disclosure Schedule lists all forms of insurance held by Corporation. To Corporation's knowledge, Corporation has not done anything, either by way of action or inaction, that would invalidate any insurance policies and other forms of insurance held by Corporation in whole or in part. There is no claim by Corporation pending under any of such policies.

         3.18 LITIGATION. There is no action, proceeding, claim or investigation pending against Corporation or affecting any of its properties, assets or operations before any court or administrative agency, and, to Corporation's knowledge, no such action, proceeding, claim or investigation has been threatened, nor is there any reasonable basis therefor. Without limiting the generality of the preceding sentence, there is no basis for any shareholder or former shareholder of Corporation, or any other person, firm, corporation or entity, to assert a claim against Corporation, Shareholder, or Pathways based upon (i) issuance or rights to issuance by Corporation of any shares of Corporation capital stock, (ii) any rights as a Corporation Shareholder, including any option or preemptive rights or rights to notice or to vote, or
(iii) any rights under any agreement between Corporation and any of its shareholders or former shareholders, or option holders or former option holders in their capacity as such. There is no judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Corporation or, to Corporation's knowledge, affecting any of its properties, assets or operations. No product liability or warranty claim has been asserted or threatened against Corporation nor, to Corporation's knowledge, is there any specific situation, set of facts or occurrence that provides a basis for any such claim.

         3.19 CORPORATE MINUTES, ETC. Corporation has made available to counsel for Pathways true, correct and complete copies of (i) its minute book containing complete records of all proceedings, consents, actions, and meetings of its shareholders, Board of Directors and any committees thereof, (ii) all material permits, orders, and consents issued by any Governmental Entity with respect to Corporation, or any securities of Corporation, and all applications for such permits, orders, and consents, and (iii) the stock certificate and transfer books and the stock register of Corporation setting forth all issuances and transfers of any capital stock of Corporation. The corporate minute books, stock certificate books, stock registers and other corporate records of Corporation and the copies thereof provided to counsel for Pathways are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.

         3.20 COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS. Corporation has complied with and not violated any laws, regulations or requirements of any Governmental Entity related to pollution or protection of the environment, including those relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. To Corporation's knowledge, there are no conditions, circumstances, activities, practices, incidents, or actions which are likely to form the basis of any claim, action, suit, proceeding, hearing or investigation against Corporation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic materials, substances or wastes.

         3.21 NO BROKERS. Corporation is not obligated for the payment of fees or expenses of any broker, finder or other person in connection with the origination, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

         3.22 GOVERNMENT CONTRACTS. All agreements pursuant to which Corporation has sold or licensed any of its products to, or performed services for, any Government Contract Party are listed in Section 3.22 of the Corporation Disclosure Schedule. All of Corporation's technical data and computer software was developed exclusively at private expense.

         3.23 RESTRICTIONS ON BUSINESS ACTIVITIES. Except for Agreements with Pathways, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Corporation is a party or otherwise binding upon Corporation which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of Corporation, any acquisition of property (tangible or intangible) by Corporation, the conduct of business by Corporation or otherwise limiting the freedom of Corporation to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, Corporation has not entered into any agreement under which Corporation is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

         3.25 DISCLOSURE. Corporation has delivered to Pathways a true, complete and correct copy of each document referred to in the Corporation Disclosure Schedule or otherwise required by this Section 3 to be delivered.

         3.26 NO MATERIAL ADVERSE EFFECT. There has been no Material Adverse Effect on Corporation since March 21, 2000, and to Corporation's knowledge, since March 21, 2000 there has not occurred any event which could reasonably be expected to have a Material Adverse Effect on Corporation.

         3.27 NO MISREPRESENTATION. No representation or warranty by Corporation in this Agreement, or any statement, certificate or schedule furnished or to be furnished by Corporation pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

         3.28 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. With respect to the Non-Registered Pathways Common Stock, Shareholders hereby further represents and warrants to Pathways that:

                  A. PURCHASE ENTIRELY FOR OWN ACCOUNT. Shareholders hereby confirm that the Pathways Common Stock to be acquired under the terms and conditions of this Agreement will be acquired for investment for the account of the Shareholders, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Shareholders have no present intention of selling, granting any participation in, or otherwise distributing the same. The Shareholders further represent that such Shareholders do not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such persons or to any third person, with respect to the Pathways Common Stock. The Shareholders represent that they have full power and authority to execute this Agreement.

                  B. DISCLOSURE OF INFORMATION. The Shareholders have had an opportunity to discuss Pathways' business, management, financial affairs and the terms and conditions of this Agreement with Pathways' management and has had an opportunity to review Pathways' facilities. Shareholders understand that such information provided in this Agreement and other material provided by Pathways' to Shareholders was intended to describe the aspects of Pathways' business that Pathways believes to be material. Shareholders acknowledge that no form of public solicitation or advertisement was used in connection with the offer and sale of the stock, and by reason of his or her business or financial experience, or the business or financial experience of his or her professional advisor, has the capacity to protect his or her own interest in connection with the offer and sale of the stock.

                  C. RESTRICTED SECURITIES. Shareholders understand that Pathways Common Stock has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholders' representations as expressed herein. The Shareholders understand that the Pathways Common Stock is characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Pathways in a transaction not involving a public offering and that under such laws and applicable regulations such Pathways Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. Shareholders acknowledge that the Pathways Common Stock must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Shareholders are aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about Pathways, the resale occurring not less than a specified number of years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

                  D. LEGENDS. The Shareholders understand that the shares of Pathways Common Stock, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

                  (1) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,

                           AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                  (2) THE ADMINISTRATOR OF SECURITIES OF THE STATE OF WASHINGTON HAS NOT REVIEWED THIS OFFERING OR THIS PRIVATE PLACEMENT MEMORANDUM. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF WASHINGTON, CHAPTER 21.20.040 RWC (THE "WASHINGTON ACT"), AND THEREFORE, CANNOT BE TRANSFERRED OR RESOLD UNLESS THEY ARE REGISTERED UNDER THE WASHINGTON ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                  (3) Any legend required by the blue sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

                  E. INDEMNIFICATION. Shareholders acknowledge that they understand the meaning and consequences of the representations and warranties of this Section 3 hereof and Shareholders hereby agree to indemnify and hold harmless Pathways, its shareholders, officers, directors, agents and employees and attorneys thereof, from and against any and all loss, damage or liability due to or arising out of a breach of any such representations or warranties. Notwithstanding the foregoing, however, no representation, warranty, acknowledgment or agreement made herein by Shareholders shall in any manner be deemed to constitute a waiver of any rights granted to Shareholders under federal or state securities laws.

         3.29. AUTHORIZATION. Shareholders have full power and authority to submit, sell, assign and transfer the Shares represented by the certificate(s) submitted on the Closing Date (described in Section 8), free and clear of all liens, encumbrances and claims of others. All obligations and agreements set forth in this Agreement shall survive the death or incapacity of Shareholders and shall be binding upon the personal representatives, estates, successors and assigns of Shareholders. Shareholders will, upon request, execute and deliver any additional documents necessary or desirable to complete the surrender of such Shares.

         4. REPRESENTATIONS AND WARRANTIES OF PATHWAYS. Except as specifically disclosed in Pathways' Disclosure Schedule attached HERETO AS EXHIBIT C, Pathways represents and warrants to Corporation for the benefit of all Corporation's shareholders that:

         4.1 ORGANIZATION AND GOOD STANDING. Pathways is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and have all requisite corporate power and authority to carry on its business as it is now being conducted. Pathways is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary, except where the lack of such qualification or licensing (individually or in the aggregate) would not have a Material Adverse Effect on Pathways.

         4.2      POWER, AUTHORIZATION AND VALIDITY.

                  (a) Pathways has the corporate right, power, legal capacity and authority to execute and deliver, and to consummate the transactions contemplated by this Agreement and to perform its obligations under it. The execution and delivery of, and the consummation of the transactions contemplated by this Agreement is or will be validly approved and authorized by all necessary corporate action.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Pathways in connection with the execution and delivery of, and the consummation by it of the transactions contemplated by this Agreement, except for such filings under federal and state securities laws as have already been completed or which are not yet due.

                  (c) Upon the execution and delivery of this Agreement by Pathways will have been, this Agreement will constitute a valid and binding obligation of Pathways, enforceable in accordance with its terms.

         4.3 CAPITALIZATION. The authorized capital stock of Pathways consists of Fifty Million (50,000,000) shares of Common Stock, $0.01 par value per share ("PATHWAYS COMMON STOCK"), of which Fourteen Million Six Hundred Thirteen Thousand One Hundred Sixty Two (14,613,162) shares are issued and outstanding, and One Million (1,000,000) shares of Preferred Stock, $0.01 par value per share ("PATHWAYS PREFERRED STOCK"), Three Hundred Thousand (300,000) of which shares have been designated.

         4.4 NO VIOLATION OF EXISTING AGREEMENTS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, (i) any provision of the Certificate of Incorporation or Bylaws of Pathways, as currently in effect, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Pathways is a party or by which Pathways or any of its properties or assets is bound or affected, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pathways or its properties or assets.

         4.5 NO BROKERS. Pathways is not obligated for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

         4.6 LITIGATION. There is no litigation pending, or to the knowledge of Pathways threatened, against Pathways or any of its officers and directors which, if determined adversely, have an adverse effect on Pathways' ability to deliver the Consideration.

         4.7 DISCLOSURE. Pathways has hereto delivered to Corporation for distribution to Corporation's shareholders each of the following:

                  (a) Annual report of Pathway on Form 10-K as filed with the Securities and Exchange Commission ("SEC") for Pathway's fiscal year ended on December 31, 1999; and

                  (b) Quarterly reports of the Pathways on Form 10-Q as filed with the SEC as filed with the SEC for each of the three 1999 fiscal quarters of Pathways through September 30, 1999.

         Other than as contemplated or caused by this Agreement, there has not been any Material Adverse Effect on Pathways since December 31, 1999, and to Pathways' knowledge, since December 31, 1999 there has not occurred any event that could reasonably be expected to have a Material Adverse Effect on Pathways.

         5. COVENANTS OF SELLING PARTIES. Shareholders and Corporation covenant to and agree with Pathways as follows:

         5.1 CONDUCT OF BUSINESS; INTERIM OPERATIONS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement, Corporation agrees, subject to the limitations described in Section 5.1(r) below, to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Corporation shall promptly notify Pathways of any event or occurrence where such event or occurrence would result in a breach of any covenant of Corporation set forth in this Agreement or cause any representation or warranty of Corporation set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, Corporation shall not, without the prior written consent of Pathways:

                  (a) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Corporation Intellectual Property Rights;

                  (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

                  (c) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (except upon the exercise or conversion of securities outstanding on the date of this Agreement);

                  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division;

                  (e) sell, lease, license or otherwise dispose of any of its properties or assets except for transactions entered into in the ordinary course of business consistent with past practice;

                  (f) take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (g) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or as required by GAAP;

                  (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit in the ordinary course of business consistent with past practice;

                  (i) amend or propose to amend its Articles of Incorporation or Bylaws;

                  (j) incur or commit to incur any individual capital expenditure in excess of $5,000 or aggregate capital expenditures in excess of $10,000;

                  (k) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

                  (l) waive or release any material right or claim, except in the ordinary course of business;

                  (m)      initiate any litigation or arbitration proceeding;

                  (n) accelerate, amend or change the period of exercisability of any options or restricted stock granted to employees of Corporation or authorize cash payments in exchange for any options granted under any of such plans;

                  (o) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency;

                  (p) change any of Corporation's accounting policies or practices except as may be required by any modification or change in GAAP;

                  (q) change any of Corporation's personnel policies in any material respect (except for changes contemplated by the Severance Plan);

                  (r) grant any person a power of attorney or similar authority; or

                  (s) agree in writing or otherwise to take any of the actions described in subsections (a) through (r) above, or any action which is reasonably likely to make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Closing Date.

         5.2 ACCESS TO INFORMATION. Until the Closing, Corporation will allow Pathways and its agents free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, Corporation Intellectual Property Rights, personal property and financial condition. Until the Closing, Corporation shall cause its accountants to cooperate with Pathways and its agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to Corporation in the possession, custody or control of such accountants, subject to the execution by Pathways of a customary agreement with such accountants with respect to the use of such working papers.

         5.3 SHAREHOLDERS CONSENT. Corporation shall promptly after the date hereof take all action necessary in accordance with Washington Law and its Articles of Incorporation and Bylaws to solicit and obtain shareholder consent and approval to consummate the transactions contemplated by this Agreement. Corporation shall use commercially reasonable efforts to solicit such consent and approval from the shareholders of Corporation at the earliest practicable date and not later than April 12, 2000. The Board of Directors of Corporation will recommend to the Corporation's shareholders that the transactions contemplated by this Agreement be approved and will use commercially reasonable efforts to solicit the approval of such matters by the Corporation's shareholders. Corporation will provide to Pathways copies of all documents and other information furnished to the shareholders of Corporation, if applicable, in connection with such solicitation.

         5.4 REGULATORY APPROVALS. Prior to the Closing, Corporation will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement. Corporation will use commercially reasonable efforts to obtain or, as applicable, to assist Pathways in obtaining all such authorizations, approvals and consents.

         5.5 SATISFACTION OF CONDITIONS PRECEDENT. Corporation will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 9.1 and 2 and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         5.6 OTHER NEGOTIATIONS. From and after the date of this Agreement until the termination of this Agreement by its terms, Corporation shall not, directly or indirectly through any officer, director, employee, representative or agent of Corporation or otherwise, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or a material portion of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Corporation other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage or participate in negotiations or discussions concerning, or provide any information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.Shareholders and Corporation ("Selling Parties"), jointly and severally, warrant that:

         6        CONDITIONS PRECEDENT TO PATHWAYS' PERFORMANCE. The obligations of Pathways to purchase the Shares under this Agreement are subject to the satisfaction, at or before the closing, of all the conditions set out in this Agreement. Pathways may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition will constitute a waiver by Pathways of any of its other rights or remedies, at law or in equity, if Shareholders or Corporation are in default of any of their representations, warranties, or covenants under this Agreement.

         6.1 ACCURACY OF SELLING PARTIES' WARRANTIES. Except as otherwise permitted by this Agreement, all warranties by each of the Selling Parties in this Agreement, or in any written statement that will be delivered to Pathways by any of them under this Agreement, must be true on the closing date as though made at this time.

         6.2 PERFORMANCE BY SELLING PARTIES. Selling Parties must have performed, satisfied, and complied with all covenants, agreements, and conditions required by this agreement to be performed or complied with by them, or any of them, by the closing date.

         6.3 NO MATERIAL ADVERSE CHANGE. During the period from the date of this Agreement to the closing date, there will not have been any material adverse change in the financial condition or the results of operations of the Corporation, and Corporation will not have sustained any insured or uninsured loss or damage to its assets that materially affects its ability to conduct a material part of its business.

         6.4 OPINION OF SELLING PARTIES' COUNSEL. Pathways will have received from counsel for Selling Parties, an opinion dated the closing date, in a form approved by counsel for Pathways, that:

                  6.4.1 Corporation is duly incorporated, validly existing, and in good standing under the laws of the State of Washington, and each has all necessary corporate power to own its properties as now owned and operate its business as now operated.

                  6.4.2 The authorized capital stock of Corporation consists of 100,000 shares of common stock, of which, based solely on a review of the stock journal, stock ledger, and the stock books of the Corporation, 100,000 shares are issued and outstanding. All outstanding shares are validly issued, fully paid, and nonassessable. To the best knowledge of counsel, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Corporation to issue or transfer from treasury any additional shares of its capital stock of any class.

                  6.4.3 This Agreement has been duly and validly authorized and, when executed and delivered by the Selling Parties, will be valid, binding, and enforceable against each of them in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws and equitable principles affecting the rights of creditors generally.

                  6.4.4 There is no suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or threatened against or affecting Corporation, Shareholders, or any of their businesses or properties or financial or other condition.

                  6.4.5 The Shares to be issued and delivered to Pathways under this Agreement will be, when delivered, validly issued, fully paid, and nonassessable. The Shares have been issued in compliance with registration requirements of federal and state securities laws, or are exempt from the registration requirements of federal and state securities laws.

         6.5 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions, and other documents delivered to Pathways under this Agreement will be satisfactory in all reasonable respects to Pathways and its counsel.

         7        CONDITIONS PRECEDENT TO SELLING PARTIES' PERFORMANCE. The
obligations of Shareholders to sell and transfer the Shares under this Agreement are subject to the satisfaction, at or before the closing, of all the conditions set out in this Agreement. Shareholders may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition will constitute a waiver by Shareholders of any of their other rights or remedies, at law or in equity, if Pathways is in default of any of its representations, warranties, or covenants under this Agreement.

         7.1 ACCURACY OF PATHWAYS' WARRANTIES. Except as otherwise permitted by this Agreement, all warranties by Pathways in this Agreement, or in any written statement that delivered by Pathways under this Agreement, must be true on the closing date as though made at that time.

         7.2 PERFORMANCE BY PATHWAYS. Pathways must have performed, satisfied, and complied with all covenants, agreements, and conditions required by this agreement to be performed or complied with by it by the closing date.

         7.3 PATHWAYS' STOCK VALIDLY ISSUED. The shares of Pathways Common Stock to be issued and delivered under this Agreement will be, when delivered, validly issued, fully paid, and nonassessable.

         7.4 PATHWAYS' CORPORATE APPROVAL. The board of directors of Pathways will have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill Pathways' obligations to be performed under this Agreement on or before the closing date.

         8        CLOSING. The transfer of the Shares by Shareholders to
Pathways ("Closing") will take place at the offices of Pathways, 14201 Northeast 200th Street, Woodinville, Washington 98072 at 10:00 a.m. local time, on April 19, 2000, or at such other time and place as the parties may agree to in writing ("Closing Date").

         8.1 SELLING PARTIES' OBLIGATIONS AT CLOSING. At closing, Shareholders and Corporation must deliver to Pathways the following instruments, in form and substance satisfactory to Pathways and its counsel, the following:

                  8.1.1 A certificate or certificates representing the Shares, registered in the name of Shareholders, duly endorsed by Shareholders for transfer or accompanied by an assignment of the Shares duly executed by Shareholders, with signatures guaranteed by a member of the New York Stock Exchange or by a bank or trust company, and with all required documentary stock transfer stamps affixed or accompanied by Shareholders' personal check for the amount of these stamps. On submission of that certificate or certificates to Corporation for transfer, Corporation will issue to Pathways a certificate representing the Shares, registered in Pathways' name.

                  8.1.2 The stock books, stock ledgers, minute books, and corporate seals of Corporation.

                  8.1.3 The opinion of counsel as provided in paragraph 6.5 of this Agreement.

                  8.1.4 Except as otherwise specified by Pathways, the written resignations of all the officers and directors of Corporation.

         8.2. EFFECTIVE TIME OF SHARE EXCHANGE. Subject to the terms and conditions of this Agreement and the plan of share exchange ("Plan of Share Exchange") and articles of share exchange ("Articles of Share Exchange"), all the outstanding shares of Corporation shall be exchanged for Pathways Common Stock in accordance with Washington Law. The Plan of Share Exchange and Articles of Share Exchange will be executed by the parties prior to the Closing Date. Subject to the terms of this Agreement and the Plan of Share Exchange or Articles of Share Exchange, on the Closing Date, the Plan of Share Exchange, together with the Articles of Share Exchange shall be duly executed and filed with the Washington Secretary of State. The share exchange contemplated by this Agreement ("Share Exchange") shall be effective upon the filing of the Plan of Share Exchange and the Articles of Share Exchange with the Washington Secretary of State.

         9. SELLING PARTIES' INDEMNITY. Shareholders and Corporation will indemnify, defend, and hold harmless Pathways against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that Pathways may incur or suffer, which arise, result from, or relating to any breach of, or failure by Selling Parties to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Selling Parties under this Agreement.

         10.      MISCELLANEOUS.

         10.1 GOVERNING LAWS. It is the intention of the parties hereto that the internal laws of the State of Washington (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         10.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

         10.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         10.4 ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         10.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

         10.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

         10.7     SURVIVAL OF AGREEMENTS. Except as set forth below in this
SECTION 10.7, all covenants, agreements, representations and warranties made herein shall survive the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto.

         10.8 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         10.9 ATTORNEY FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorney fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorney fees. No sum for attorney fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorney fees.

         10.10 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally,
(b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this SECTION 10.10.

         Pathways:           Mr. Robert W. Haller, Executive Vice President
                             The Pathways Group, Inc.
                             14201 N.E. 200th Street
                             Woodinville, Washington  98072

         Shareholders:       Monte Strohl
                             13760-68th Avenue West
                             Edmonds, Washington  98026

                             Jay Potts
                             14030 12th Avenue N.E., #3D
                             Seattle, WA  98125

                             Gary Baker
                             16925 SW Tallac Way
                             Beaverton, OR  97007

         Corporation:        MS Digital, Inc.
                             13760-68th Avenue West
                             Edmonds, Washington  98026

Any notice provided in any other manner will be treated as having been received only upon actual receipt of the party to be notified.

         10.11    TIME. Time is of the essence of this Agreement.

         10.12 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

         10.13 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this SECTION 10.

         10.14 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

         10.15 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         10.16 ABSENCE OF THIRD-PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, Shareholders, partner of any party hereto or any other person or entity except employees and Shareholders specifically referred to herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

         10.17 DISPUTE RESOLUTION. ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE RESOLVED ONLY BY BINDING ARBITRATION, CONDUCTED BY THE JUDICIAL ARBITRATION AND MEDIATION SERVICE (JAMS) (OR THEIR SUCCESSOR AND IF NO SUCCESSOR, THEN BY THE AMERICAN ARBITRATION ASSOCIATION), IN SEATTLE, WASHINGTON. WRITTEN NOTICE OF THE DEMAND FOR ARBITRATION SHALL BE SERVED ON THE OTHER PARTY TO THIS AGREEMENT AND FILED WITH THE ARBITRATION SERVICE. THE DEMAND FOR ARBITRATION SHALL BE MADE WITHIN A REASONABLE TIME AFTER THE DISPUTE HAS ARISEN, AND IN NO EVENT SHALL IT BE MADE AFTER THE DATE UPON WHICH IT WOULD HAVE BEEN BARRED BY THE TERMS OF THIS AGREEMENT OR APPLICABLE LAW. EACH ARBITRATOR MUST BE EXPERIENCED IN THE SUBJECT MATTER OF THE ARBITRATION. ARBITRATION SHALL BE COMPLETED NOT LATER THAN 180 DAYS FOLLOWING ITS INITIATION. IN REACHING THEIR AWARD, THE ARBITRATORS SHALL FOLLOW AND BE BOUND BY SUBSTANTIVE WASHINGTON STATE LAW, AS IF THEY WERE JUDGES SITTING IN A WASHINGTON STATE COURT OF LAW. HOWEVER, ARBITRATORS SHALL IN NO MANNER AWARD PUNITIVE DAMAGES (OR DAMAGES CALCULATED BY APPLYING A MULTIPLIER) OR DAMAGES FOR EMOTIONAL DISTRESS. THE AWARD SHALL BE IN WRITING AND SHALL CONTAIN FINDINGS OF FACT AND CONCLUSION OF LAW AND SHALL SET FORTH THE NATURE, AMOUNT AND MANNER OF CALCULATION OF ALL DAMAGES. THE AWARD SHALL BE FINAL AND BINDING, AND JUDGMENT MAY BE ENTERED UPON IT IN ANY COURT HAVING JURISDICTION. THIS PROVISION HAS BEEN EXPRESSLY AGREED TO BY THE PARTIES WITH FULL UNDERSTANDING THAT IT ACTS TO WAIVE THEIR RESPECTIVE CONSTITUTIONAL RIGHTS TO A TRIAL BY JUDGE OR JURY AND THEIR RESPECTIVE RIGHTS TO PUNITIVE OR EMOTIONAL DISTRESS DAMAGES.

         10.18 AUTHORITY TO SIGN. Each of the persons signing below on behalf of any party hereby represents and warrants that he or she is signing with full and complete authority to bind the party on whose behalf of whom he or she is signing, to each and every term of this Agreement.


                            [SIGNATURE PAGE FOLLOWS.]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

MS DIGITAL, INC.,                                 THE PATHWAYS GROUP, INC.
(a Washington corporation)                        (a Delaware corporation)

By: /s/ MONTE STROHL                              By: /s/ CAREY F. DALY, II
-----------------------------------------            --------------------------
    Chief Executive Officer                           Chief Executive Officer

SHAREHOLDERS

/s/ MONTE STROHL
-----------------------------------------
Monte Strohl

/s/ JAY POTTS
-----------------------------------------
Jay Potts

/s/ GARY BAKER
-----------------------------------------
Gary Baker